Exhibit 4.18

CERTAIN CONFIDENTIAL INFORMATION IN THIS EXHIBIT WAS OMITTED BY MEANS OF MARKING SUCH INFORMATION WITH BRACKETS (“[***]”) BECAUSE THE IDENTIFIED CONFIDENTIAL INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDMENT
TO THE
TECHNOLOGY COMMERCIALIZATION AGREEMENT

This Amendment (“Amendment”) is made as of June 20, 2023 (the “Amendment Effective date”), by and among The Board of Regents (“Board”) of The University of Texas System, an agency of the State of Texas, The University of Texas M. D. Anderson Cancer Center (“MD Anderson”), and Radiopharm Ventures, LLC (“Company”). This Amendment amends the Technology Commercialization Agreement entered into by and among Board, MD Anderson, and Company, dated September 9, 2022 (the “Agreement”).

All capitalized terms used in this Amendment, but not otherwise defined herein, will have the respective meanings set forth in the Agreement.

WHEREAS, Board, MD Anderson, and Company entered into the Agreement to grant Company certain commercialization rights, with respect to the Licensed Subject Matter, in exchange for certain consideration to be paid to MD Anderson;

WHEREAS, Board, MD Anderson, and Company now wish to amend the Agreement to (i) modify certain milestone payment obligations and (ii) grant Company rights to additional MD Anderson intellectual property.

WHEREAS, as of September 28, 2022 (as set forth in written correspondence received and acknowledged by Company), MD Anderson and Company acknowledge and agree that the following are each an Initial Target under the Agreement: (i) CD276 (CD276 antigen, protein: B7-H3), [***]

NOW THEREFORE, in consideration of the foregoing and mutual covenants and promises contained herein, the Agreement is hereby amended as follows:

1.	Section 2.9 of the Agreement is hereby amended and restated in its entirety as set forth below:

“B7-H3 Patent Rights means Board’s rights in and to: (i) U.S. Provisional Patent Application Number 62/936,783 entitled “Anti-B7-H3 Monoclonal Antibody For Use In Cancer Therapy And Diagnostics” and U.S. Provisional Patent Application Number 62/482,201 entitled “A Humanized Anti-CD276 Antibody With Selectivity For The 4Ig Vs 2Ig Isoform Of CD276 For Enhanced Tumor Targeting ; (ii) all non-provisional patent applications that claim priority to the provisional applications identified in subpart (i) above, provided that the claims of such non- provisional applications are entitled to claim priority to such provisional applications; (iii) all divisionals, continuations and continuations-in-part of the nonprovisional patent applications identified in subpart (ii) above, provided that the claims of such continuations-in-part are entitled to claim priority to at least one of the patent applications identified in subpart (ii) above; (iv) all reissues, reexaminations, extensions, and foreign counterparts of any of the patents or patent applications identified in subparts (ii) or (iii) above; and (v) any patents that issue with respect to any of the patent applications identified in subparts (i), (ii), (iii) or (iv) above.

2.	Section 2.76 of the Agreement is hereby amended and restated in its entirety as set forth below:

“Technology Rights means Board’s rights in and to:

(a) Hanash Technology; and /or

b) any discoveries, inventions, processes, procedures, methods, protocols, techniques, components, devices, compositions, formulas, designs, and/or drawings disclosed under (i) MD Anderson Invention Disclosure Report No. MDA19- 118, titled “Anti-B7-H3 Monoclonal Antibody For Use In Cancer Therapy And Diagnostics” and/or (ii) MD Anderson Invention Disclosure Report No. MDA22-107, titled “A Humanized Anti-CD276 Antibody With Selectivity For The 4Ig Vs 2Ig Isoform Of CD276 For Enhanced Tumor Targeting”, but in each case, only to the extent B7-H3 remains an Initial Target under this Agreement; and/or

(c) any discoveries, inventions, data, information, processes, procedures, methods, protocols, techniques, components, devices, compositions, formulas, designs, and/or drawings: (i) created solely by one or more Hanash Team Members during and as a result of activities performed pursuant to this Agreement and/or any Research Agreement, on or after the Effective Date, in furtherance of the Development, Manufacturing, Commercialization, or other Exploitation of a Licensed Product and (ii) that are not Covered by a Valid Claim; and/or

(d) any discovery, inventions, data, information, processes, procedures, methods, protocols, techniques, components, devices, compositions, formulas, designs, and/or drawings: (i) created solely by one or more Piwnica-Worms Team Members during and as a result of activities performed pursuant to this Agreement and/or any Research Agreement, on or after the Effective Date, in furtherance of the Development, Manufacturing, Commercialization, or other Exploitation of a Licensed Product and (ii) that are not Covered by a Valid Claim, but only to the extent B7-H3 remains an Initial Target under this Agreement;

Notwithstanding (a), (b), (c), or (d) herein, in no event shall Technology Rights mean or include Access or any software.”

3.	Section 7.1(d) of the Agreement is hereby amended and restated in its entirety as set forth below:

Each Milestone Payment (meaning as set forth in the table below) is payable one time on a Licensed Product-by-Licensed Product basis upon achievement of each Milestone Event (meaning as set forth in the table below), regardless of whether the Milestone Event is achieved by, or on behalf of, NewCo or a Sublicensee:

	Milestone Payment
Milestone Event	For Licensed Products that target B7-H3 and/or are Covered by B7-H3 Patent Rights	For any other Licensed Product
Initiation of Phase I Clinical Trial of a Licensed Product	$75,000	$50,000
Initiation of Phase II Clinical Trial of a Licensed Product	$275,000	$200,000
Initiation of Phase III Clinical Trial of a Licensed Product	$525,000	$400,000
Filing of BLA (or equivalent in a non-US jurisdiction) for a Licensed Product	$850,000	$750,000
Regulatory Approval of a BLA for a Licensed Product by the FDA	$5,150,000	$5,000,000
Regulatory Approval of a BLA (or equivalent in a non-US jurisdiction) for a Licensed Product by the European Union equivalent of the FDA	$4,000,000	$3,000,000
Regulatory Approval of a BLA (or equivalent in a non-US jurisdiction) for a Licensed Product by the Japanese equivalent of the FDA	$3,500,000	$2,500,000
Regulatory Approval of a BLA (or equivalent in a non-US jurisdiction) for a Licensed Product by the Chinese equivalent of the FDA	$3,500,000	$2,500,000

NewCo shall notify MD Anderson in writing immediately upon achievement of each and every Milestone Event. Each Milestone Payment shall be made by NewCo to MD Anderson (without invoice) within thirty (30) calendar days of achieving the applicable Milestone Event and shall not reduce the amount of any other payment obligation set forth for in this Article VII.

The milestones set forth in the table above are intended to be successive. In the event that a Licensed Product is not required to undergo a particular Milestone Event (the “Skipped Milestone Event”), such Skipped Milestone Event will be deemed to have been achieved upon the achievement of the next successive Milestone Event (“Achieved Milestone Event”) and the Milestone Payment for any Skipped Milestone Event is due within thirty (30) calendars days of the achievement of the Achieved Milestone Event.”

4.	The Parties agree that all of the original terms of the Agreement not expressly modified by this Amendment will remain in full force and effect.

5.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Board, MD Anderson, and Company have executed this Agreement as of the Amendment Effective Date.

THE BOARD OF REGENTS OF THE		THE UNIVERSITY OF TEXAS M. D.
UNIVERSITY OF TEXAS SYSTEM		ANDERSON CANCER CENTER

By:	/s/ Omer Sultan	By:	/s/ Omer Sultan
Name:	Omer Sultan	Name:	Omer Sultan
Title:	SVP, CFO	Title:	SVP, CFO

RADIOPHARM VENTURES, LLC, a Delaware
limited liability company

By:	/s/ Riccardo Canevari 6/20/2023
Name:	Riccardo Canevari
Title:	Chief Executive Officer

Approved as to Content:

By:	/s/ Ferran Prat
Ferran Prat, J.D., Ph.D. Senior Vice President
Research Administration & Industry Relations Strategic Industry Ventures
The University of Texas
M. D. Anderson Cancer Center

Date:	6/27/2023 | 7:29 PM CDT

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